Exhibit 99.1

RH EXPLORING POTENTIAL $300 MILLION CONVERTIBLE NOTES OFFERING

Corte Madera, CA – June 12, 2018 – RH (NYSE: RH) announced today that it has engaged Bank of America Merrill Lynch to facilitate a potential offering of $300 million aggregate principal amount of convertible notes due 2023 in a private offering to qualified institutional buyers.

In the event the Company chooses to complete the proposed $300 million offering, RH would expect to enter into convertible note hedge and warrant transactions that are designed to offset the effect of any dilution from the conversion of the notes up to approximately 100% over the common stock price at the time of pricing of the notes.

Proceeds of the offering would be used to pay the net cost of the convertible note hedge transactions and to pay down the outstanding borrowings under the Company’s credit facility and other interest bearing debt on the balance sheet.

Paying down the credit facility and other interest bearing debt would result in a corresponding reduction in the Company’s interest expense in fiscal 2018. This reduction in interest expense is not factored into the Company’s current fiscal 2018 adjusted net income and adjusted diluted earnings per share outlook, and as a result, the Company anticipates that paying down such outstanding borrowings with attractively priced convertible notes offering proceeds would result in an increase to its adjusted earnings guidance.

Given the Company’s anticipated 2018 free cash flow and its outlook for 2019 and beyond, RH currently plans to repay the principal balance of its existing June 2019 and June 2020 zero coupon convertible notes in cash to minimize any dilution.

The interest rate, conversion price and other terms of any new issuance of notes are subject to the final pricing determination in connection with any offering. The notes would be convertible into cash, shares of RH common stock, or a combination thereof, at RH’s election.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Securities Act of 1933 (the “Act”) or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

About RH

RH (NYSE: RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, Source Books, and online at RH.com, RHModern.com, and Waterworks.com.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the proposed offering of the convertible notes, the anticipated terms of the notes and the convertible note hedge and warrant transactions as well as any dilution impact to holders of the common stock, the expected use of the net proceeds from these transactions, the Company’s expectations regarding the impact of the anticipated use of the net proceeds of the offering to pay down the outstanding borrowings under the Company’s credit facility including but not limited to a corresponding reduction in the Company’s interest expense in fiscal 2018 and an upward adjustment to the Company’s earnings guidance, the Company’s anticipated fiscal 2018 free cash flow and its outlook for 2019 and beyond, the Company’s plans to repay the outstanding principal balance of its existing June 2019 and June 2020 0% coupon convertible notes in cash to minimize dilution, and the Company’s expectations concerning market conditions for an offering of convertible notes. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The forward-looking statements in this press release speak only as of the date of this press release and are subject to uncertainty and changes. Given these circumstances, you should not place undue reliance on these forward-looking statements. RH expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contact

Cammeron McLaughlin

SVP, Investor Relations & Strategy

415-945-4998

cmclaughlin@rh.com